Exhibit 99.1

Cellectar Biosciences Announces Closing of $10.0 Million Financing

FLORHAM PARK, N.J., May 20, 2019 (GLOBE NEWSWIRE) – Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced that it closed its previously announced financing for gross proceeds of $10 million. In a registered direct offering, Cellectar issued 1,982,000 shares of common stock at an offering price of $2.50 per share.

In a concurrent private placement, Cellectar issued to the purchasers of our common stock in the registered direct offering, Series F warrants to purchase an aggregate of 1,982,000 shares of common stock. The Series F warrants will be exercisable immediately, expire five years after the date of issuance, and have an exercise price of $2.40.

In a separate concurrent private placement transaction, Cellectar sold 2,018,000 shares of common stock together with Series G warrants to purchase an aggregate of up to 2,018,000 shares of common stock. The shares of common stock and Series G warrants were priced at $2.50 per fixed combination. The warrants sold in the private placement will be exercisable immediately, expire five years after the date of issuance, and have an exercise price of $2.40.

Roth Capital Partners served as sole placement agent for the transaction. After placement agent fees and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $9.0 million.

The company intends to use the net proceeds from the offering for research and development, funding clinical studies, working capital and general corporate purposes.

The registered offering described above is being made pursuant to a Registration Statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). Copies of the prospectus supplement and accompanying base prospectus relating to the registered offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

The unregistered common shares and warrants were offered pursuant to the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the ”Act”), and Regulation D promulgated thereunder. Such common shares, warrants and common shares issuable upon exercise of such warrants have not been registered under the Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development, and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage its PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, Cellectar seeks to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and to broaden our proprietary and partnered product pipelines.

The company’s lead PDC therapeutic, CLR 131, is in a Phase 2 clinical study (CLOVER-1) in R/R MM and select B-cell malignancies, as well as a dose escalation Phase 1 study in patients with R/R MM. The company has initiated a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma.

Cellectar’s product pipeline also includes one preclinical PDC chemotherapeutic program (CLR 1900) and several partnered PDC assets.

For more information, please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may”, "expect”, "believe”, "anticipate”, "intend”, "could”, "estimate”, "continue”, "plans”, or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarter ended March 31, 2019. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts:

Monique Kosse

Managing Director

LifeSci Advisors

646-915-3820

monique@lifesciadvisors.com